May 16, 2011

DEAR FELLOW SHAREHOLDERS:

On May 9, Kandi Technologies, Corp. (“Kandi”) filed an 8-K in response to a number of questions presented by an online blog questioning the validity of our reported revenue.  As we indicated at that time, the article was inaccurate, save for one item that we were aware of and were in the process of revising.  As to that one item – the tabular report of 2009 revenue by category of vehicle reflected in the 2010 10-K – we indicated that we would furnish a full explanation of the error, the correction, and how that error occurred.  Below is the detail behind this correction.

The table at page 1 in the 2009 10-K showing unit count and 2009 revenue by unit type is correct.  That table is set forth below:

Table 1

	Fiscal Year Ended December 31
	2009		2008
	Unit	Revenue	Unit	Revenue
All-terrain Vehicles (ATVs)	6,194	$3,021,352	6,022	$4,981,792
Super-mini car (CoCo) (1)	2,110	8,508,451	2,125	9,140,919
Go-Kart	13,673	13,487,087	38,644	20,818,651
Mini Pick-up	1	4,365	25	45,974
Utility vehicles (UTVs)	3,509	8,478,679	2,759	4,741,704
Three-wheeled motorcycle (TT)	458	327,828	481	784,748
Total	25,945	$33,827,762	50,056	$40,513,788

In 2010, management determined that because of the configuration and properties of the vehicles, certain models of vehicles would be moved from one category to another.  In order to present a proper comparison, it was necessary to move the same models of vehicles from the categories in which they were reported in the 2009 10-K, to the new categories in which we were placing those same models in our 2010 reports.  This meant the following recategorization with respect to 2009 unit count and revenue by vehicle type:

Table 2

Model	Original Category	New Category	Number	Revenue Change
501GV-2	ATV	Go-Kart	2	1,081
X56260GV	Super Mini Car (CoCo)	Go-Kart	3	13,051
X56280GV	Super Mini Car (CoCo)	Go-Kart	5	16,975
250MB2	Go-Kart	TT	856	1,962,946
150GDV-2	UTV	Go-Kart	1	850
250GKF-2	TT	Go-Kart	1	820

May 16, 2011

In net effect, this meant the following changes of 2009 revenue and unit count by vehicle category should have been reflected in the 2010 10-K accordingly:

ATV:	Reduced by 2 units to 6,192 units, decreasing revenue by $1,081 to $3,020,271.

Super Mini Car:	Reduced by 8 units to 2,102 units, decreasing revenue by $30,027 (increased by $1 over total in table 2 as a result of rounding) to $8,478,424.

Go-Kart:
Reduced by a net of 844 units to 12,829 units (an increase of 12 and a reduction of 856) for a net reduction in revenues of $1,930,169 to $11,556,918 (the difference between this and the reported number of $11,556,921 is the result of rounding and currency translation).

Mini Pick-up:	No change, although there is a $1 difference as a result of rounding and currency translation.

UTVs:	Reduced by 1 unit to 3,508 units, decreasing revenue by $850 to $8,477,829 (the difference between this and the reported number of $8,477,828 is the result of rounding and currency translation).

Three-wheeled Motorcycle (TT):	Increased by a net of 855 units to 1,313 units (an increase of 856 and a reduction of 1) for a net increase in revenues of $1,962,126 to $2,289,954.

Since there was no change in total unit count for 2009, and no change in total revenues for 2009, the table at page 1 of the 10-K for 2010 should have looked like the following:

Table 3

	Fiscal Year Ended December 31
	2010		2009
	Unit	Revenue	Unit	Revenue
All-terrain Vehicles (ATVs)	5,868	$3,716,893	6,192	$3,020,271
Super-mini car (EV)	1,618	6,800,000	2,102	8,478,424
Go-Kart	28,366	25,434,803	12,829	11,556,921
Mini Pick-up	-	-	1	4,364
Utility vehicles (UTVs)	2,270	4,839,256	3,508	8,477,828
Three-wheeled motorcycle (TT)	917	2,089,348	1,313	2,289,954
Total	39,039	$42,880,300	25,945	$33,827,762

Unfortunately, in preparing the tables for the 2010 10-K, a correction required for the translation from Chinese accounting standards to U.S. GAAP was mistakenly applied not only to the 2010 unit numbers, as it should have been, but also to the 2009 numbers for a second time (having already been corrected for the 2009 10-K).  This correction involves:

May 16, 2011

a) the addition to the sales for the period of sales completed in the period, but not yet invoiced and

b) the deduction of the sales reported in prior periods as completed sales, but not yet invoiced for which invoices had been generated during the reporting period – thereby avoiding double counting.

The effect of this second application of the correction produced the incorrect numbers reported in the 2010 10-K and is reflected in the following table:

Table 4

Category	2009 units after recategorization	Add: sales realized but not invoiced in this reporting period	Deduct: sales realized but not invoiced in the previous reporting period	Unit after adjustment
ATV	6192	2	-761	5433
COCO	2102	73	-283	1892
GOKART	12829	1965	-1176	13618
PICKUP	1			1
TT	1313		-180	1133
UTV	3508		-337	3171
-------	25945	2040	-2737	25248

This mistake only affected unit count and not the total revenues as was described above, and which produced the results presented in Table 3 in this letter.  It is this Table 3 that we will file to correct our 10-K, with a summary of the detailed explanation in this letter.

One final note: our revenues are accurately reported, and the sources of our revenues are accurately described.  We apologize again for the error and the confusion it created.

Sincerely,

Mr. Xiaoming Hu
Chairman of the Board and Chief Executive Officer
Kandi Technologies, Corp.